UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 22, 2013

LENNOX INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2140 Lake Park Blvd.

Richardson, Texas 75080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 497-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 22, 2013, Lennox International Inc. (the “Company”) entered into an Amended and Restated Lease Agreement (the “Amended Lease”) and an Amended and Restated Participation Agreement (the “Amended Participation Agreement”) with BTMU Capital Leasing & Finance, Inc. (the “Lessor”) and other agreements related to the lease of an office building in Richardson, Texas, which includes the Company’s corporate headquarters, and land and related improvements (the “Leased Property”).

Under the Amended Lease, the Company can generally lease the Leased Property until March 1, 2019 (the “Term”) and the Company is to pay base rent in quarterly installments, payable in arrears. In addition to base rent, the Company must pay or reimburse Lessor for all operating costs (including property taxes, insurance and utility costs) and must pay any uninsured costs of repairs to the Leased Property which may be required because of fire or other casualty. The Company must also generally pay or reimburse and indemnify Lessor and its affiliates for and against all costs and claims that may arise in connection with the Amended Lease or related documents, in connection with the Leased Property (including environmental claims) or in connection with any accident that may occur on or about the Leased Property during the Term.

150 days or more before the end of the Term, if the Company is not in default under the Amended Lease, Company must generally elect to do one of the following: (i) purchase the Leased Property for a net price equal to the sum of (a) the Lease Balance (which is initially $41,202,994.25) plus (b) any other amounts due under the Amended Lease and related documents; (ii) return the Leased Property to Lessor in good condition; (iii) arrange a sale of the Leased Property to a third party; or (iv) renew the Lease under mutually agreeable terms. If the Company elects to arrange a sale of the Leased Property to a third party, then the Company must pay to Lessor the amount (if any) by which the Lease Balance exceeds the net sales proceeds paid by the third party; provided, however, that, absent certain defaults, such amount cannot exceed the sum of (x) 86.32% of the Lease Balance plus (y) any other amounts due under the Amended Lease and related documents. If the net sales proceeds paid by the third party are greater than the Lease Balance and other amounts due, the excess sales proceeds will be paid to the Company so long as the sale is consummated before the end of the Term.

In the event of material damage to the Leased Property by fire or other casualty, or in the event of any taking of all or a substantial portion of the Leased Property by eminent domain, Lessor may require the Company to purchase the remainder of the Leased Property for a price equal to the Lease Balance plus any other amounts due under the Amended Lease and related documents, less any net insurance or condemnation proceeds received and retained by Lessor. Also, in the case of most defaults by the Company, the Lease obligates the Company to purchase the Leased Property for a net price equal to the Lease Balance plus any other amounts due under the Amended Lease and related documents. Defaults are defined to include customary lease defaults, including the failure to pay rent or other sums due, as well as the following: (i) the Company or its subsidiaries suffer a judgment or judgments in excess of $75,000,000; (ii) the Company or its subsidiaries default in the payment or performance of other indebtedness of $75,000,000 or more; (iii) the Company fails to comply with some covenants (including financial covenants) incorporated by reference from the Company’s existing fourth amended and restated revolving credit agreement dated as of October 21, 2011 (the “Revolving Credit Agreement”); and (iv) a change of control of the Company (as defined in the Revolving Credit Agreement). Under the Amended Lease, covenants from the Revolving Credit Agreement would continue even if the Revolving Credit Agreement terminates and waivers or amendments under the Revolving Credit Agreement would not generally be effective for covenants incorporated by reference into the Amended Lease.

The Company’s obligations under the Amended Lease, the Amended Participation Agreement and related documents are secured by a pledge of the Company’s interest in the Leased Property pursuant to an Amended and Restated Memorandum of Lease, Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Amended Memorandum”), dated as of March 22, 2013 by and among the Company, Lessor and David Parnell, as deed of trust trustee for the Lessor.

Copies of the Amended Lease, Amended Participation Agreement and Amended Memorandum are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively. The foregoing descriptions of the documents do not purport to be complete, and are qualified in their entirety by reference to the full text of such documents, as applicable, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Amended and Restated Lease Agreement, dated as of March 22, 2013, by and between BTMU Capital Leasing & Finance, Inc., as lessor, and Lennox International Inc., as lessee.

10.2	Amended and Restated Participation Agreement, dated as of March 22, 2013, by and among Lennox International Inc., as lessee and BTMU Capital Leasing & Finance, Inc., as lessor.

10.3	Amended and Restated Memorandum of Lease, Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 22, 2013, by and among Lennox International Inc., BTMU Capital Leasing & Finance, Inc. and David Parnell, as Deed of Trust Trustee, for the benefit of BTMU Capital Leasing & Finance, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.

By:	/s/ Joseph Reitmeier
Name:	Joseph Reitmeier
Title:	Executive Vice President and Chief Financial Officer

Date:	March 25, 2013

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